EXHIBIT 99.1

Genprex Announces Receipt of $2.5 Million in Cash from Recent Warrant Exercises

AUSTIN, Texas — (May 5, 2020) — Genprex, Inc. (“Genprex” or the “Company”) (Nasdaq: GNPX), a clinical-stage gene therapy company developing potentially life-changing technologies for patients with cancer and diabetes, announced today that warrants to purchase approximately 5.4 million shares of common stock issued in connection with capital raises in May 2018 and November 2019 with two institutional investors have been exercised at a price of $0.46 per share, resulting in cash proceeds of approximately $2.5 million to the Company.  The warrants were exercised on or about May 22, 2020, the first day they became exercisable under the terms of their respective agreements.

The exercised warrants include all warrants that have been issued to investors in the Company’s public financings to date and represent approximately 70% of the Company’s overall outstanding warrants. Warrants remaining after the exercise carry a weighted average exercise price of approximately $3.93. Genprex believes that the elimination of the majority of its outstanding warrants is a significant milestone for the Company in that it provides a dramatically simplified capital structure.

In 2020, Genprex has raised gross proceeds of $25.5 million in two registered direct offerings, both priced at the market, with no warrants issued. The additional capital from these recent warrant excercises brings the equity capital raised during 2020 for advancing the Company’s research and development programs and other corporate initiatives, which could include strategic transactions, to roughly $28 million.

With the Company’s significantly strengthened balance sheet (the warrant exercise proceeds added to the more than $23 million in cash on the Company’s balance sheet as of March 31, 2020), Genprex believes it is in a strong position to pursue its planned clinical trial of its lead gene therapy drug candidate, Oncoprex™ immunogene therapy, combined with targeted therapy Tagrisso® (marketed by AstraZeneca) in non-small cell lung cancer (NSCLC) patients whose tumors progressed on Tagrisso, for which the Company was granted United States FDA Fast Track Designation in January 2020; and a planned clinical trial of Oncoprex combined with Keytruda® (marketed by Merck) for late stage NSCLC.

About Genprex, Inc.

Genprex, Inc. is a clinical-stage gene therapy company developing potentially life-changing technologies for patients with cancer and diabetes. Genprex’s technologies are designed to administer disease-fighting genes to provide new treatment options for large patient populations with cancer and diabetes who currently have limited treatment options. Genprex works with world-class institutions and collaborators to in-license and develop drug candidates to further its pipeline of gene therapies in order to provide novel treatment approaches. The Company’s lead product candidate, Oncoprex™, is being evaluated as a treatment for non-small cell lung cancer (NSCLC). Oncoprex has a multimodal mechanism of action that has been shown to interrupt cell signaling pathways that cause replication and proliferation of cancer cells; re-establish pathways for apoptosis, or programmed cell death, in cancer cells; and modulate the immune response against cancer cells. Oncoprex has also been shown to block mechanisms that create drug resistance. In January 2020, the U.S. Food and Drug Administration granted Fast Track Designation for Oncoprex immunogene therapy for NSCLC in combination therapy with osimertinib (AstraZeneca’s Tagrisso®). For more information, please visit the Company’s web site at www.genprex.com or follow Genprex on Twitter, Facebook and LinkedIn.

Forward-Looking Statements

Statements contained in this press release regarding matters that are not historical facts are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Because such statements are subject to risks and uncertainties, actual results may differ materially from those expressed or implied by such forward-looking statements. Such statements include, but are not limited to, statements regarding the effect of Genprex’s product candidates, alone and in combination with other therapies, on cancer and diabetes, regarding potential, current and planned clinical trials and regarding our commercial partnerships and intellectual property licenses. Risks that contribute to the uncertain nature of the forward-looking statements include the presence and level of the effect of our product candidates, alone and in combination with other therapies, on cancer; the timing and success of our clinical trials and planned clinical trials of Oncoprex™, alone and in combination with targeted therapies and/or immunotherapies, and whether our other potential product candidates, including our gene therapy in diabetes, advance into clinical trials; the success of our strategic partnerships; the timing and success of obtaining FDA approval of Oncoprex™ and our other potential product candidates including whether we receive fast track or similar regulatory designations; and whether patents will ever be issued under patent applications that are the subject of our license agreements. These and other risks and uncertainties are described more fully under the caption “Risk Factors” and elsewhere in our filings and reports with the United States Securities and Exchange Commission. All forward-looking statements contained in this press release speak only as of the date on which they were made. We undertake no obligation to update such statements to reflect events that occur or circumstances that exist after the date on which they were made.

Genprex, Inc.

(877) 774-GNPX (4679)

Investor Relations

GNPX Investor Relations

(877) 774-GNPX (4679) ext. #2

investors@genprex.com

Media Contact

Genprex Media Relations

Kalyn Dabbs

(877) 774-GNPX (4679) ext. #3

media@genprex.com